As filed with the Securities and Exchange Commission on May 10, 2004.

 Registration No. 333-87260

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

FORTUNE BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3295276
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

300 Tower Parkway, Lincolnshire, Illinois      60069
(Address of Principal Executive Offices)       (Zip Code)

_________________

Fortune Brands, Inc.
2002 Non-Employee Director Stock Option Plan

(Full Title of the Plan)

_________________

MARK A. ROCHE, ESQ.,	Copy to:
Senior Vice President, General Counsel	EDWARD P. SMITH, ESQ.
and Secretary	CHADBOURNE & PARKE LLP
FORTUNE BRANDS, INC	30 Rockefeller Plaza
300 Tower Parkway	New York, New York 10112
Lincolnshire, Illinois 60069 (Name and address of agent for service)

Telephone number, including area code, of agent for service: (847) 484-4400

_________________

Adding Form S-3 Prospectus, Adding Exhibits and Furnishing Consents

EXPLANATORY NOTE

        The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 1 to the Fortune Brands, Inc. Registration Statement on Form S-8 (Registration No. 333-87260), is omitted from this Post-Effective Amendment No. 1 in accordance with the Note to Part I of Form S-8. The prospectus will also be used in connection with the offer and sale of shares of Fortune Brands common stock registered under the Registration Statement on Form S-8 of Fortune Brands bearing Registration No. 333-51173 for the Fortune Brands, Inc. Non-Employee Director Stock Option Plan.

        This Post-Effective Amendment No. 1 includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the “Reoffer Prospectus”), which may be used for the offer and sale by certain officers and directors of Fortune Brands who may be deemed to be “affiliates” of Fortune Brands, as that term is defined in Rule 405 under the Securities Act of 1933, as amended, of securities registered hereunder.

        The Reoffer Prospectus is also being filed as part of the Registration Statement on Form S-8 for the Fortune Brands, Inc. 2003 Long-Term Incentive Plan and as part of Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 333-103734) for the Fortune Brands Retirement Savings Plan.

Fortune Brands, Inc.

_____________________

Common Stock

_____________________

        This prospectus relates to offers and sales by certain of our officers and directors (also called Selling Stockholders) who may be deemed to be “affiliates” of Fortune Brands, Inc., as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of our common stock that have been or may be acquired by such persons upon exercise of nonqualified stock options granted pursuant to our 2002 Non-Employee Director Stock Option Plan (the “2002 Director Plan”) or our prior Non-Employee Director Stock Option Plan (the “1997 Director Plan” and, together with the 2002 Director Plan, the “Director Plans”), or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to our 2003 Long-Term Incentive Plan (the “2003 Plan”), our 1999 Long-Term Incentive Plan (the “1999 Plan”), our 1990 Long-Term Incentive Plan, as amended (the “1990 Plan”), our 1986 Stock Option Plan, as amended, or our 1981 Stock Option Plan, as amended (collectively called the Employee Plans), or upon the exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards or restricted stock or other stock-based awards, or dividend equivalents earned thereon, under the 2003 Plan, the 1999 Plan or the 1990 Plan, or that have been or may be acquired by or for the account of such persons pursuant to our Retirement Savings Plan (formerly called the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies) as a result of employee or employer contributions under such plan. The shares that may be so acquired by such persons pursuant to the Director Plans and the Employee Plans are called the award shares for purposes of this prospectus and the shares that have been or may be so acquired by such persons pursuant to the Retirement Savings Plan are herein referred to as the retirement savings plan shares.

        The accompanying annual supplement to this prospectus sets forth who the Selling Stockholders are and the number of award shares and retirement plan shares covered by this prospectus.

        Shares covered by this prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the New York Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.

_____________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

May 10, 2004

THE COMPANY

        We are a holding company with subsidiaries engaged in various businesses. Our subsidiaries manufacture and sell leading consumer branded products in the following industries: home and hardware, spirits and wine, golf equipment and office products.

        We are a legal entity separate and distinct from our subsidiaries. Our rights and the rights of our creditors (including holders of debt securities) and stockholders to participate in any distribution of the assets or earnings of any subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that our claims as a creditor of our subsidiaries may be recognized. Our claims may be subordinate to certain claims of others. Our principal source of unconsolidated revenues and funds is dividends and other payments from our subsidiaries. Our principal subsidiaries currently are not limited by long-term debt or other agreements in their abilities to pay cash dividends or to make other distributions with respect to their capital stock or other payments to us.

        Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069, and our telephone number is (847) 484-4400.

SELLING STOCKHOLDERS

        See the annual supplement for current information regarding the Selling Stockholders, the shares of our common stock beneficially owned by them, the award shares and retirement savings plan shares offered by them with this prospectus and the shares of our common stock to be beneficially owned by them after completion of the offering. The address of each of the Selling Stockholders is Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

EXPERTS

        The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to Fortune Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We provide annual, quarterly and current reports, proxy statements and other information to the SEC, which the SEC maintains in the SEC’s File No. 1-9076. You can read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

        The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering by the Selling Stockholders is completed:

•      Annual Report on Form 10-K for the year ended December 31, 2003;

•      Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•      Current Report on Form 8-K dated February 24, 2004;

•      The description of our common stock, par value $3.125 per share, and preferred stock, without par value, set forth under the headings “Description of Fortune Brands Capital Stock” and “Comparative Rights of Shareholders” on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.; and

•      The description of our preferred share purchase rights, set forth on Form 8-A dated December 22, 1997.

        You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

                                           FORTUNE BRANDS, INC.
                                           Office of the Secretary
                                                          300 Tower Parkway
                                                          Lincolnshire,  Illinois 60069
                                                          (Telephone number (847) 484-4400)

        We have filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

        The Delaware General Corporation Law and our By-laws provide for indemnification of our officers and directors, who are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons that control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2004 SUPPLEMENT

To Prospectus for Offers and

Sales of Common Stock of

Fortune Brands, Inc.

By Certain Selling Stockholders

        This Supplement dated May 10, 2004 to the Prospectus dated May 10, 2004 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder’s important papers. Selling Stockholders who receive the May 10, 2004 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

        Date. The date of this supplement is May 10, 2004.

        Information Regarding Selling Stockholders and Award Shares and Retirement Plan Shares Covered by the Prospectus. The Prospectus covers 2,959,422 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of February 2, 2004:

o	incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plans, or

o	stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

o	performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 2003 Plan, the 1999 Plan and the 1990 Plan.

        The Prospectus also covers 13,043 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on February 2, 2004 by the Trustee of the Retirement Savings Plan.

        There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.       Under the heading “Shares of common stock beneficially owned”,

o	the shares of our common stock beneficially owned by the Selling Stockholder on February 2, 2004 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 2, 2004 of options that we have granted, plus

o	the number (if any) of shares of our common stock held on February 2, 2004 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares;

2.

Under the heading “Retirement Savings Plan Shares”, the number (if any) of shares of our common stock held on February 2, 2004 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares and offered by the Prospectus;

3.
Under the heading “Award shares acquired or which may be acquired and offered”, the shares of our common stock that

o

have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

o	may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 2, 2004, and

o	may be offered or sold by the Selling Stockholder using the Prospectus.

4.

Under the heading “Shares of common stock to be owned after completion of the offering”, the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 2, 2004.

        Certain options granted pursuant to the Employee Plans and the Director Plans may be transferred to a member of a Selling Stockholder’s immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate

2

Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (2) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of our common stock have attached thereto certain preferred stock purchase rights that we distributed as a dividend on December 24, 1997.

Selling Stockholder	Present principal positions or offices with us or affiliates*	(1) Shares of common stock beneficially owned (a)(b)(c)	(2) Retirement Savings Plan Shares (a)	(3) Award shares acquired or which may be acquired and offered (b)(d)	(4) Shares of common stock to be owned after completion of offering (c)
Patricia O. Ewers....................................	Director	22,731	0	17,717	5,014
Thomas C. Hays....................................	Director	410,720	4,011	384,774	21,935
Pierre E. Leroy........................................	Director	100	0	1,458	100
Gordon R. Lohman................................	Director	19,217	0	17,717	1,500
Eugene A. Renna..................................	Director	14,465	0	9,545	4,920
J. Christopher Reyes............................	Director	7,192	0	3,542	3,650
Anne M. Tatlock...................................	Director	22,949	0	17,717	5,232
David M. Thomas.................................	Director	11,725	0	9,375	2,350
Norman H. Wesley...............................	Director; Chairman of	723,748	0	1,281,747	2,000
	the Board and Chief
	Executive Officer
Peter M. Wilson....................................	Director	19,872	0	14,500	5,372
Mark Hausberg.....................................	Senior Vice	146,236	1,136	222,600	0
	President-Finance and
	Treasurer
Nadine A. Heidrich...............................	Vice President and	14,400	0	57,900	0
	Corporate Controller
Christopher J. Klein..............................	Senior Vice	2,916	0	104,916	0
	President-Strategy and
	Corporate Development
Craig P. Omtvedt...................................	Senior Vice President	198,713	2,473	460,489	0
	and Chief Financial
	Officer

Selling Stockholder	Present principal positions or offices with us or affiliates*	(1) Shares of common stock beneficially owned (a)(b)(c)	(2) Retirement Savings Plan Shares (a)	(3) Award shares acquired or which may be acquired and offered (b)(d)	(4) Shares of common stock to be owned after completion of offering (c)
Mark A. Roche...................................	Senior Vice President,	193,598	5,423	355,425	0
	General Counsel
	and Secretary

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        * Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Leroy, who has been a director since September 30, 2003, Mr. Reyes, who has been a director since December 10, 2002, Ms. Heidrich, who has been Vice President and Corporate Controller since September 12, 2001, and Mr. Klein, who has been Senior Vice President Strategy and Corporate Development since April 29, 2003.

    (a)        The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 1,087; Mark Hausberg, 1,136; Craig P. Omtvedt, 1,275; Mark A. Roche, 3,639. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 2,924; Craig P. Omtvedt, 1,198; and Mark A. Roche, 1,784.

    (b)        The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 2, 2004 of options that we granted included in the numbers shown in Columns (1) and (3) are as follows: Patricia O. Ewers, 17,717; Thomas C. Hays, 342,000; Gordon R. Lohman, 17,717; Eugene A. Renna, 5,000; J. Christopher Reyes, 3,542; Anne M. Tatlock, 17,717; David M. Thomas, 9,375; Norman H. Wesley, 603,801; Peter M. Wilson, 14,500; Mark Hausberg, 124,271; Nadine A. Heidrich, 13,900; Craig P. Omtvedt, 154,007; and Mark A. Roche, 148,944. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

    (c)        To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person’s name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 9,907 shares and with respect to which shares he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 54,802 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

    (d)        The numbers of shares in Column (3) include shares covered by performance awards granted under the 2003 Plan and the 1999 Plan if the maximum performance goals to which such awards relate are met for the performance periods 2002-2004, 2003-2005 and 2004-2006. The number of shares of Common Stock so covered are as follows: Norman H. Wesley, 180,000; Mark Hausberg, 19,500; Nadine A. Heidrich, 13,500; Christopher J. Klein, 42,000; Craig P. Omtvedt, 74,250; Mark A. Roche, 47,250. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

        Market  Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on May 5, 2004 was $75.95.

        Documents  Incorporated by Reference. For further current information about us and our subsidiaries, see (a) our Annual  Report on Form 10-K for the fiscal year ended December 31, 2003, which incorporates by reference certain information, including our Consolidated Financial Statements contained in our 2003 Annual Report to Shareholders and certain other information from our Proxy Statement for the 2004 Annual Meeting of Stockholders, (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and (c) our Current Report on Form 8-K dated February 24, 2004. Each of the these documents is on file with the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

15	-	Letter from PricewaterhouseCoopers LLP, independent accountants, as to certain unaudited financial information.
23a2	-	Consent of PricewaterhouseCoopers LLP, independent accountants.
23b2	-	Consent of Chadbourne & Parke LLP, counsel to the Registrant.
24a2	-	Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 1 on behalf of certain directors and officers of Registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 10th day of May, 2004.

FORTUNE BRANDS, INC.

By: /s/ MARK A. ROCHE
(Mark A. Roche, Senior Vice President,
General Counsel and Secretary)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of May, 2004.

Signature	Title

NORMAN H. WESLEY* _________________________________________________ (Norman H. Wesley)	Chairman of the Board and Chief Executive Officer (principal executive officer)

CRAIG P. OMTVEDT* __________________________________________________ (Craig P. Omtvedt)	Senior Vice President and Chief Financial Officer (principal financial officer)

NADINE A. HEIDRICH* __________________________________________________	Vice President and Corporate Controller
(Nadine A. Heidrich)	(principal accounting officer)

PATRICIA O. EWERS* __________________________________________________	Director
(Patricia O. Ewers)

THOMAS C. HAYS* __________________________________________________	Director
(Thomas C. Hays)

PIERRE E. LEROY* __________________________________________________	Director
(Pierre E. Leroy)

Signature	Title

GORDON R. LOHMAN* __________________________________________________	Director
(Gordon R. Lohman)

EUGENE A. RENNA* __________________________________________________	Director
(Eugene A. Renna)

J. CHRISTOPHER REYES* __________________________________________________	Director
(J. Christopher Reyes)

ANNE M. TATLOCK* __________________________________________________	Director
(Anne M. Tatlock)

DAVID M. THOMAS* __________________________________________________	Director
(David M. Thomas)

PETER M. WILSON* __________________________________________________	Director
(Peter M. Wilson)

*By:           /s/ A. ROBERT COLBY
           (A. Robert Colby, Attorney-in-Fact)